Exhibit 5.1

August 22, 2019

Assurant, Inc.

28 Liberty Street

41st Floor

New York, New York 10005

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer and Secretary of Assurant, Inc., a Delaware corporation (the “Company”), and as such, have served as counsel for the Company in connection with the issuance and sale of $350,000,000 aggregate principal amount of 3.700% Senior Notes due 2030 (the “Securities”) pursuant to the Company’s registration statement on Form S-3 (File No. 333-222648) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on January 22, 2018. The Securities are being issued under an indenture dated as of March 28, 2013 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination and subject to the additional assumptions and qualifications set forth below, I advise you that, in my opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the States of Delaware and New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In connection with the opinion expressed herein, I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed, without independent verification, that (i) documents that I reviewed were and are accurate, (ii) the Indenture has been duly authorized, executed and delivered by the Trustee, (iii) the Securities conform to the specimens thereof examined by me, (iv) the Securities have been duly authenticated by one of the Trustee’s authorized officers and (v) the Securities have been delivered against payment as contemplated in the Registration Statement.

Assurant, Inc.	-2-

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. I also consent to the reference to my name under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities, dated August 15, 2019. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

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Very truly yours,

/s/ Carey S. Roberts
Carey S. Roberts, Esq.
Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Exhibit 5 Opinion]